EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2017 FINANCIAL RESULTS

▪

Second quarter net revenues of $103.1 million compared to net revenues of $102.5 million for the same period of fiscal 2016.  Second quarter net loss of $(1.9) million, or $(0.15) per diluted share, including $(0.05) per share of tax adjustments  for the three months ended March 31, 2017, compared to net loss of $(1.2) million, or $(0.09) per diluted share, for the same period of fiscal 2016.

▪	Backlog of $170.8 million at March 31, 2017, an increase of 2.1% from $167.3 million at December 31, 2016.
▪	Capital investment in the first six months of fiscal 2017 of $9.8 million and forecast for capital spending in fiscal 2017 of $22.0 million.
▪	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, May 4, 2017 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter ended March 31, 2017 of fiscal year 2017.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Second quarter sales increased sequentially 10.5%, and backlog volume increased sequentially 2.4%, led by strength in aerospace, industrial gas turbines and our other markets.  Chemical process shipments increased off last quarter’s historically low levels but remain weak.  We started the quarter off slowly with volumes and pricing improving as the quarter progressed, however the poor start to the quarter in combination with some tax adjustments resulted in a net loss,” said Mark Comerford, President and Chief Executive Officer.  “Demand in our major markets is showing signs of improvement with overall order entry rates increasing nearly 14% from first quarter levels.  While we still have low visibility into the pace of the market recovery, we are beginning to see favorable signs, and believe that we are well positioned to capitalize on the recovery.”

2nd Quarter Results

Net Revenues.    Net revenues were $103.1 million in the second quarter of fiscal 2017, an increase of 0.6% from $102.5 million in the same period of fiscal 2016.   Volume was 4.8 million pounds in the second quarter of fiscal 2017, an increase of 1.8% from 4.8 million pounds in the same period of fiscal 2016.  The increase in volume is due primarily to a more normalized volume of shipments in the chemical processing market compared to a weaker than normal second quarter in fiscal 2016.  The product-sales average selling price was $19.68 per pound in the second quarter of fiscal 2017, a decrease of 3.1% from $20.32 per pound in the same period of fiscal 2016.  The average selling price decreased due to increased pricing competition and other factors, which decreased average selling price per pound by approximately $2.01, partially offset by higher raw material market prices and a higher value product mix, which increased average selling prices per pound by approximately $0.81 and $0.56, respectively.

Cost of Sales. Cost of sales was $93.3 million, or 90.5% of net revenues, in the second quarter of fiscal 2017 compared to $93.6 million, or 91.3% of net revenues, in the same period of fiscal 2016. Cost of sales in the second quarter of fiscal 2017 decreased by $0.3 million as compared to the same period of fiscal 2016 primarily due to lower cost of raw materials, partially offset by lower manufacturing cost absorption.

Gross Profit.  As a result of the above factors, gross profit was $9.8 million for the second quarter of fiscal 2017, an increase of $0.9 million from the same period of fiscal 2016. Gross margin as a percentage of net revenue increased to 9.5% in the second quarter of fiscal 2017 as compared to 8.7% in the same period of fiscal 2016. The increase is primarily attributable to closer nickel market price alignment with cost.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $10.5 million for the second quarter of fiscal 2017, an increase of $1.0 million from the same period of fiscal 2016.  A prior year reversal of performance based restricted stock expense which did not occur this year was the primary driver in higher expense of $0.4 million in the second quarter as compared to the same period of fiscal 2016.   Additionally, a net change in foreign exchange gains and losses of $0.2 million as well as higher spending in information technology and pension expense contributed to the increased expense.  Selling, general and administrative expense as a percentage of net revenues increased to 10.2% for the first quarter of fiscal 2017 compared to 9.3% for the same period of fiscal 2016.

Research and Technical Expense.  Research and technical expense was $1.0 million, or 1.0% of revenue, for the second quarter of fiscal 2017, an increase of $0.1 million from the same period of fiscal 2016.

Operating Income/(Loss).  As a result of the above factors, operating loss in the second quarter of fiscal 2017 was $(1.7) million compared to an operating loss of $(1.5) million in the same period of fiscal 2016.

Income Taxes.  Income tax benefit was $0.0 million in the second quarter of fiscal 2017, a decrease of $0.4 million from a benefit of $0.5 million in the second quarter of fiscal 2016. The effective tax rate for the second quarter of fiscal 2017 was 2.4%, compared to 29.7% in the same period of fiscal 2016.  The lower effective tax rate for the second quarter of fiscal 2017 is primarily attributable to the expensing of deferred tax assets related to a stock option grant that expired during the quarter, which had a $0.4 million impact in the second quarter of fiscal 2017.  In addition, the low taxable income impacted the Company’s manufacturer’s deduction which lowered the effective tax rate in a quarter with a net loss.

Net Income/(Loss).  As a result of the above factors, net loss in the second quarter of fiscal 2017 was $(1.9) million, a difference of $0.7 million from net loss of $(1.2) million in the same period of fiscal 2016.

Six Months Results

Net Revenues.   Net revenues were $196.5 million in the first six months of fiscal 2017, a decrease of 0.6% from $197.6 million in the same period of fiscal 2016.   Volume was 8.8 million pounds in the first six months of fiscal 2017, a decrease of 3.5% from 9.1 million pounds in the same period of fiscal 2016.  The decrease in volume is primarily due to the lower level of ingot orders in industrial gas turbines as well as lower specialty application projects in other markets shipped in the first six months of fiscal 2017 as compared to the same period in fiscal 2016.  The product-sales average selling price was $20.78 per pound in the first six months of fiscal 2017, an increase of 1.7% from $20.44 per pound in the same period of fiscal 2016.  The average selling price increased as a result of a change in product mix and higher raw material market prices, which increased average selling price per pound by approximately $1.63 and $0.63, respectively, partially offset by a $1.96 per pound decrease due to competition and other pricing factors.

Cost of Sales.  Cost of sales was $176.2 million, or 89.7% of net revenues, in the first six months of fiscal 2017 compared to $176.6 million, or 89.4% of net revenues, in the same period of fiscal 2016.

Gross Profit.   As a result of the above factors, gross profit was $20.3 million for the first six months of fiscal 2017, a decrease of $0.7 million from the same period of fiscal 2016. Gross margin as a percentage of net revenue decreased to 10.3% in the first six months of fiscal 2017 as compared to 10.6% in the same period of fiscal 2016. The decrease is primarily attributable to a less profitable mix of products sold in fiscal 2017 related to the lower level of specialty application projects, offset by a more favorable nickel price alignment with cost.  In fiscal 2016, falling nickel prices created compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as the Company sold the higher-cost inventory melted in a prior period with higher nickel prices.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $20.9 million for the first six months of fiscal 2017, an increase of $1.1 million from the same period of fiscal 2016. A prior year reversal of performance based restricted stock expense which did not occur this year was the primary driver in higher expense of $0.3 million in the first six months of fiscal 2017 as compared to the same period of fiscal 2016.  Additionally, higher information technology spending of $0.4 million and pension expense of $0.2 million also contributed to the increase.  Selling, general and administrative expense as a percentage of net revenues increased to 10.6% for the first six months of fiscal 2017 compared to 10.0% for the same period of fiscal 2016.

Research and Technical Expense.  Research and technical expense was $1.9 million, or 1.0% of revenue, for the first six months of fiscal 2017, compared to $1.8 million, or 0.9% of revenue, in the same period of fiscal 2016.

Operating Loss.  As a result of the above factors, operating loss in the first six months of fiscal 2017 was $(2.5) million compared to an operating loss of $(0.6) million in the same period of fiscal 2016.

Income Taxes.  Income tax benefit was $0.3 million in the first six months fiscal 2017, a difference of $0.3 million from the same period of fiscal 2016.  The effective tax rate for the first six months of fiscal 2017 was 9.0%, compared to (7.7%) in the same period of fiscal 2016.  During the first quarter of fiscal 2016, a federal tax law was enacted that resulted in a $300 unfavorable impact during the first six months of fiscal 2016 and led to a negative effective tax rate.  The effective tax rate the first six months of fiscal 2017 was impacted due to the expensing of deferred tax assets of $379 as a result of the expiration of a stock option grant.  Additionally, the low taxable income impacted the Company’s manufacturer’s deduction which lowered the effective tax rate in a period with a net loss.

Net Loss.  As a result of the above factors, net loss for the first six months of fiscal 2017 was $(2.6) million, an increase of $1.6 million from net loss of $(0.9) million in the same period of fiscal 2016.

Volumes, Competition and Pricing

Volumes in the second quarter of fiscal 2017 were 4.8 million pounds, reflecting an improvement over the past several quarters.  Aerospace volume improved 15.1% sequentially from the first to the second quarters of fiscal 2017 and was higher than the best quarter of fiscal 2016, reflecting solid volume levels in spite of the continued challenges faced in the supply chain for the new engine platforms.  Chemical processing volume improved sequentially from the first to the second quarters of fiscal 2017 and over last year, but is still at a weak level below one million pounds.  Sequentially, from the first to the second quarters of fiscal 2017, we had lower levels of specialty application projects in this market but higher base-volume levels.  Industrial gas turbine volume improved both sequentially from the first to the second quarters and over last year as the Company saw improved demand in this market, including an 8.1% increase in the order backlog for industrial gas turbines.

Pricing continues to be challenging.  The product average selling price per pound this quarter was $19.68, the lowest level in the past 12 quarters.  The average selling price per pound dropped sequentially from the first to the second quarter in aerospace by $(1.37) and in industrial gas turbines by $(1.34).   However, the more significant drop was in chemical processing of $(8.17) driven by less specialty application projects this quarter compared to the first quarter of fiscal 2017.  As industrial activity and backlog volumes are strengthening, the Company increased prices in March on a large portion of its transactional business by approximately 3%.

Gross Profit Margin Trend Performance

During the second quarter of fiscal 2017, gross profit margin and gross profit margin percentage declined sequentially from the first quarter of fiscal 2017.  Gross profit margin percentage was 9.5% in the second quarter of fiscal 2017 compared to 11.2% in the first quarter of fiscal 2017.  Although overall volumes and revenue increased sequentially from the first to the second quarter, gross margin declined primarily due to fewer specialty application projects and price competition.  Gross margin improved compared to the same quarter last year primarily due to better alignment of the cost of nickel in the Company’s cost of sales with the market price of nickel.

Backlog

Backlog was $170.8 million at March 31, 2017, an increase of approximately $3.6 million, or 2.1%, from $167.3 million at December 31, 2016.  Even with product shipments increasing sequentially from the first quarter to the second quarter of fiscal 2017, backlog dollars increased due to order entry rates increasing nearly 14%.  The backlog dollars increased during the second quarter of fiscal 2017 due to a 2.4% increase in pounds, partially offset by a 0.3% decrease in average selling price per pound.  The increase in pounds was primarily due to an improved level of order entry volume during the second quarter of fiscal 2017.

Capital Spending

During the second quarter of fiscal 2017, the Company has continued to execute on its capital expansion projects that were initiated in fiscal 2016.  The $22.0 million of planned capital spending in fiscal 2017 includes $6.0 million to expand the LaPorte service center operations, $4.9 million to further increase sheet manufacturing capacity in the Kokomo operations, which is expected to help the Company keep pace with anticipated growth in the aerospace market, and $0.5 million for the completion of the manufacturing phase of the IT systems upgrade.  The remaining $10.6 million of planned spending is earmarked for continued upgrades throughout the manufacturing facilities.  Capital investment in the first six months of fiscal 2017 was $9.8 million.

Liquidity

During the first six months of fiscal 2017, the Company’s primary sources of cash were cash on-hand and cash provided by operating activities, as detailed below.  At March 31, 2017, the Company had unrestricted cash and cash equivalents of $54.4 million compared to $59.3 million at September 30, 2016. As of March 31, 2017, the Company had cash and cash equivalents of $14.3 million held by foreign subsidiaries in various currencies.

For the first six months of fiscal 2017, net cash provided by operating activities was $11.2 million compared to net cash provided by operating activities of $18.4 million in the first six months of fiscal 2016.  The primary driver of the decrease is the Company’s receipt of $16.1 million of prepayment for products, of which $9.2 million was recorded as restricted cash, on special projects in the first six months of fiscal 2016, which was recorded on the balance sheet as deferred revenue.  Additionally, the Company paid $2.8 million in income taxes during the first six months of fiscal 2017 compared to receiving refunds of $0.8 million during the same period of fiscal 2016 and cash generated from controllable working capital was $0.1 million compared to cash generated of $0.4 million in the same period of fiscal 2016.  The decrease in cash provided by operating activities was partially offset by the release of $5.0 million of restricted cash during fiscal 2017 as the Company fulfilled the special project orders.  Net cash used in investing activities was $9.8 million in the first six months of fiscal 2017 compared to $13.7 million in the same period of fiscal 2016.  The reduction in cash used in investing activities is primarily due to a higher level of investment in sheet manufacturing capacity in the first six months of fiscal 2016 as compared to the first six months of fiscal 2017.  Net cash used in financing activities in the first six months of fiscal 2017 of $5.9 million included $5.5 million of dividend payments and approximately $0.3 million of stock re-purchases made to satisfy taxes in relation to the vesting of restricted stock, which is comparable to the prior year.

The Company’s sources of liquidity for the remainder of fiscal 2017 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  As of March 31, 2017, the Company had unrestricted cash of $54.4 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On May 4, 2017, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable June 15, 2017 to stockholders of record at the close of business on June 1, 2017. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.0 million on an annualized basis.

Guidance

While the visibility into the pace of the anticipated market recovery is difficult, the Company expects revenue and earnings in the third quarter to be higher than the second quarter of fiscal 2017.

Earnings Conference Call

The Company will host a conference call on Friday, May 5, 2017 to discuss its results for the second quarter of fiscal 2017.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 5, 2017	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, February 3rd at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, June 5, 2017. To listen to the replay, please dial:

Domestic:	877-481-4010
International:	919-882-2331
Replay Access:	Conference: 10360

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2017 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2016.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2017	2016	2017
Net revenues	$102,511	$103,112	$197,581	$196,467
Cost of sales	93,606	93,324	176,588	176,192
Gross profit	8,905	9,788	20,993	20,275
Selling, general and administrative expense	9,524	10,541	19,800	20,853
Research and technical expense	913	991	1,828	1,934
Operating income (loss)	(1,532)	(1,744)	(635)	(2,512)
Interest income	(19)	(44)	(45)	(101)
Interest expense	139	236	277	405
Income (loss) before income taxes	(1,652)	(1,936)	(867)	(2,816)
Provision for (benefit from) income taxes	(490)	(46)	67	(254)
Net income (loss)	$(1,162)	$(1,890)	$(934)	$(2,562)
Net income (loss) per share:
Basic	$(0.09)	$(0.15)	$(0.07)	$(0.20)
Diluted	$(0.09)	$(0.15)	$(0.07)	$(0.20)
Weighted Average Common Shares Outstanding
Basic	12,360	12,401	12,353	12,391
Diluted	12,360	12,401	12,353	12,391

Dividends declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30,	March 31,
	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$59,297	$54,365
Restricted cash	5,446	423
Accounts receivable, less allowance for doubtful accounts of $402 and $550 at September 30, 2016 and March 31, 2017, respectively	61,612	65,225
Inventories	236,558	242,753
Income taxes receivable	538	6,541
Other current assets	2,809	3,684
Total current assets	366,260	372,991
Property, plant and equipment, net	199,182	197,262
Deferred income taxes	71,010	64,779
Prepayments and deferred charges	1,798	1,699
Goodwill	4,789	4,789
Other intangible assets, net	6,562	6,317
Total assets	$649,601	$647,837
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,925	$39,541
Accrued expenses	12,880	14,419
Accrued pension and postretirement benefits	5,095	5,095
Deferred revenue—current portion	7,488	2,500
Total current liabilities	55,388	61,555
Long-term obligations (less current portion)	8,256	7,994
Deferred revenue (less current portion)	22,829	21,579
Deferred income taxes	1,578	1,577
Accrued pension benefits (less current portion)	130,134	128,146
Accrued postretirement benefits (less current portion)	120,117	119,827
Total liabilities	338,302	340,678
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,520,308 and 12,542,908 shares issued and 12,491,149 and 12,507,732 outstanding at September 30, 2016 and March 31, 2017, respectively)	12	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	246,625	247,849
Accumulated earnings	180,565	172,498
Treasury stock, 29,159 shares at September 30, 2016 and 35,176 shares at March 31, 2017	(1,380)	(1,646)
Accumulated other comprehensive loss	(114,523)	(111,555)
Total stockholders’ equity	311,299	307,159
Total liabilities and stockholders’ equity	$649,601	$647,837

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2016	2017
Cash flows from operating activities:
Net income (loss)	$(934)	$(2,562)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	10,191	10,597
Amortization	251	245
Pension and post-retirement expense - U.S. and U.K.	9,570	11,714
Change in long-term obligations	25	—
Stock compensation expense	894	1,225
Excess tax expense from restricted stock vesting	149	—
Deferred revenue	14,819	(6,238)
Deferred income taxes	3,851	3,259
Loss on disposition of property	192	431
Change in assets and liabilities:
Restricted cash	(9,200)	5,023
Accounts receivable	6,706	(4,596)
Inventories	(3,352)	(7,653)
Other assets	(713)	(833)
Accounts payable and accrued expenses	(3,786)	12,369
Income taxes	(3,314)	(5,972)
Accrued pension and postretirement benefits	(6,953)	(5,780)
Net cash provided by operating activities	18,396	11,229
Cash flows from investing activities:
Additions to property, plant and equipment	(13,688)	(9,780)
Net cash used in investing activities	(13,688)	(9,780)
Cash flows from financing activities:
Dividends paid	(5,492)	(5,505)
Payment for purchase of treasury stock	(289)	(266)
Excess tax expense from restricted stock vesting	(149)	—
Payments on long-term obligation	(24)	(83)
Net cash used in financing activities	(5,954)	(5,854)
Effect of exchange rates on cash	(8)	(527)
Increase (decrease) in cash and cash equivalents:	(1,254)	(4,932)
Cash and cash equivalents:
Beginning of period	49,045	59,297
End of period	$47,791	$54,365